Exhibit 4.2

Execution Version

THIS SEVENTH SUPPLEMENTAL INDENTURE (“Seventh Supplemental Indenture”) is dated as of September 16, 2021, among Johnson Controls International plc, a public company limited by shares, incorporated under the laws of Ireland (the “Company”), Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated and organized under the laws of the Grand Duchy of Luxembourg (the “Co-Issuer” and, together with the Company, the “Issuers”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

RECITALS

A. The Company and the Trustee executed and delivered an Indenture, dated as of December 28, 2016 (the “Base Indenture” and together with the Seventh Supplemental Indenture, the “Indenture”), to provide for the issuance by the Company from time to time of debt securities evidencing its indebtedness.

B. The Company and the Co-Issuer desire that the Co-Issuer co-issue the Offered Securities (as defined herein).

C. Pursuant to resolutions of the Board of Directors of the Company and the board of managers of Tyco Fire & Security Finance S.à r.l., the general partner and manager of the Co-Issuer, the Company and the Co-Issuer have each authorized the issuance of the Offered Securities.

D. The entry into this Seventh Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture.

E. The Company and the Co-Issuer desire to enter into this Seventh Supplemental Indenture pursuant to Sections 9.01 and 2.02 of the Base Indenture to establish the terms of the Offered Securities, to add the Co-Issuer as co-issuer of the Offered Securities and to establish the form of the Offered Securities.

F. All things necessary to make this Seventh Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, for and in consideration of the foregoing premises, the Issuers and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the Offered Securities as follows:

ARTICLE I.

Section 1.01 Definitions of Terms.

(a) Capitalized terms used but not defined in this Seventh Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture.

(b) As used herein, the following terms shall have the following meanings with respect to the Offered Securities only:

“Adjusted Redemption Treasury Rate” means, with respect to any redemption date for the Offered Securities, the rate equal to the semiannual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity of the Comparable Redemption Treasury Issue, assuming a price for the Comparable Redemption Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Redemption Treasury Price for such redemption date.

“Authentication Order” means a written order signed in the name of each of the Issuers by an Officer of each of the Issuers and delivered to the Trustee or Authenticating Agent, or, with respect to Sections 2.04, 2.05, 2.06, 2.07, and 9.04 of the Base Indenture, any other employee of such Issuer named in an Officer’s Certificate delivered to the Trustee.

“Change of Control Triggering Event” means the Offered Securities cease to be rated Investment Grade by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Issuers of any Change of Control (or pending Change of Control) and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings downgrade or withdrawal). However, a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in, or withdrawal of, rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Change of Control Triggering Event for purposes of the definition of Change of Control Triggering Event) if the Rating Agencies making the reduction in, or withdrawal of, rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Issuer’s request that the reduction or withdrawal was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Change of Control Triggering Event). If a Rating Agency is not providing a rating for the Offered Securities at the commencement of any Trigger Period, the Offered Securities will be deemed to have ceased to be rated Investment Grade by such Rating Agency during that Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Co-Issuer” means Tyco Fire & Security Finance S.C.A., until a successor entity shall have become such pursuant to Section 10.01 and Section 10.02 hereto.

“Comparable Redemption Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Offered Securities to be redeemed if the Offered Securities matured on the Par Call Date that would be utilized at the time of selection and in accordance with customary financial practice in pricing new issues of corporate debt securities of comparable maturity to such remaining term of the Offered Securities.

“Comparable Redemption Treasury Price,” with respect to any redemption date for the Offered Securities, means (i) the average of the Redemption Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Redemption Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Quotation Agent obtains fewer than four such Redemption Reference Treasury Dealer Quotations, the average of all such Redemption Reference Treasury Dealer Quotations.

“Global Security” means an Offered Security executed by the Issuers and delivered by the Trustee to the Depositary or pursuant to the Depositary’s instruction, all in accordance with the Indenture, which shall be registered in the name of the Depositary or its nominee.

“External Verifier” means one or more qualified independent public accountants or environmental consultants (solely with respect to verifying the Scope 1 and Scope 2 Emissions Sustainability Performance Target and the Scope 3 Emissions Sustainability Performance Target) of recognized national standing designated from time to time by the Issuers to provide limited assurance on the Company’s Scope 1 and Scope 2 Emissions and/or Scope 3 Emissions.

“GHG Emissions Performance Reference Period” means the fiscal year of the Company ending September 30, 2025.

“GHG Protocol” means the second (2nd) revised edition of the GHG Protocol Corporate Accounting and Reporting Standard of the World Business Council for Sustainable Development and World Resources Institute available at https://ghgprotocol.org/sites/default/files/standards/ghg-protocolrevised.pdf. The information contained on this website does not constitute a part of this Seventh Supplemental Indenture and is not incorporated by reference herein. In the event an updated version of the GHG Protocol is published, the Issuers may elect at their option to apply such revised version for the purposes of calculating Scope 1 Emission, Scope 2 Emissions and Scope 3 Emissions.

“Independent Investment Banker” means one of the Redemption Reference Treasury Dealers appointed by the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Issuers under the circumstances permitting the Issuers to select a replacement rating agency and in the manner for selecting a replacement rating agency, in each case as set forth in the definition of “Rating Agency.”

“Offered Securities” means the $500,000,000 2.000% Sustainability-Linked Senior Notes due 2031 issued pursuant to this Seventh Supplemental Indenture.

“Officer” means any manager, director, any managing director, the chairman or any vice chairman of the Board of Directors or a board of managers, as applicable, the chief executive officer, the president, the chief financial officer, any vice president, the treasurer, any assistant treasurer, the secretary or any assistant secretary, or any equivalent of the foregoing, of the Company or the Co-Issuer, as applicable, or any Person duly authorized to act for or on behalf of the Company or the Co-Issuer, as applicable.

“Officer’s Certificate” means a certificate, signed by any Officer of the Company and/or the Co-Issuer, as the case may be, that is delivered to the Trustee in accordance with the Indenture. Each such certificate shall include the statements provided for in Section 13.06 of the Base Indenture, if and to the extent required by the provisions thereof.

“Opinion of Counsel” means a written opinion acceptable to the Trustee from legal counsel licensed in any State of the United States of America and applying the laws of such State. The counsel may be an employee of or counsel to either Issuer. Each such opinion shall include the statements provided for in Section 13.06 of the Base Indenture, if and to the extent required by the provisions thereof.

“Quotation Agent” means a Redemption Reference Treasury Dealer appointed as such by the Company.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, the Issuers may appoint another “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act as a replacement for such Rating Agency; provided, that the Issuers shall give notice of such appointment to the Trustee.

“Redemption Reference Treasury Dealer” means (1) each of Barclays Capital Inc. and Citigroup Global Markets Inc. (or their respective Affiliates that are Primary Treasury Dealers (as defined below)) and their respective successors and (2) two other Primary Treasury Dealers selected by the Company after consultation with the Independent Investment Banker; provided, however, that if any of the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer.

“Redemption Reference Treasury Dealer Quotations” with respect to each Redemption Reference Treasury Dealer and any redemption date for the Offered Securities, means the average, as determined by the Quotation Agent, of the bid and offer prices at 11:00 a.m., New York City time, for the Comparable Redemption Treasury Issue (expressed in each case as a percentage of its principal amount) for settlement on the redemption date quoted in writing to the Quotation Agent by such Redemption Reference Treasury Dealer on the third Business Day preceding such redemption date.

“Scope 1 Emissions” means, for any period, direct greenhouse gas emissions or equivalent CO2 emissions attributable to sources that are controlled by the Company in the operation of its business, which are determined by the Company in good faith in accordance with the GHG Protocol.

“Scope 1 and Scope 2 Emissions” means for any period, the total aggregate amount of Scope 1 Emissions and Scope 2 Emissions for such period.

“Scope 1 and Scope 2 Emissions Sustainability Performance Target” means a reduction of Scope 1 and Scope 2 Emissions of 35% during the GHG Emissions Performance Reference Period relative to the Scope 1 and Scope 2 Emissions for the Company’s fiscal year 2017, provided that if the Issuers subsequently issue sustainability-linked notes linked to the same Scope 1 and Scope 2 Emissions sustainability performance metric and the same SPT Observation Date, but with a higher reduction target, the Scope 1 and Scope 2 Emissions Sustainability Performance Target shall be automatically adjusted upward to equal the Scope 1 and Scope 2 Emissions reduction percentage required by such subsequent sustainability-linked notes.

“Scope 2 Emissions” means, for any period, indirect greenhouse gas emissions or equivalent CO2 emissions occurring from the generation of purchased and imported energy (including electricity and steam) consumed by the Company in the operation of its business, which are determined by the Company in good faith in accordance with the GHG Protocol.

“Scope 3 Emissions” means, for any period, indirect greenhouse gas emissions or equivalent CO2 emissions arising from customers’ downstream use of products sold by the Company, which are determined by the Company in good faith in accordance with the GHG Protocol.

“Scope 3 Emissions Sustainability Performance Target” means a reduction of Scope 3 Emissions of 5% during the GHG Emissions Performance Reference Period relative to the Scope 3 Emissions for the Company’s fiscal year 2017, provided that if the Issuers subsequently issue sustainability-linked notes linked to the same Scope 3 Emissions sustainability performance metric and the same SPT Observation Date, but with a higher reduction target, the Scope 3 Emissions Sustainability Performance Target shall be automatically adjusted upward to equal the Scope 3 Emissions reduction percentage required by such subsequent sustainability-linked notes.

“Scope 1 and Scope 2 Emissions Sustainability Performance Target” means one or more qualified independent public accountants or environmental consultants (solely with respect to verifying the Scope 1 and Scope 2 Emissions Sustainability Performance Target and the Scope 3 Emissions Sustainability Performance Target) of recognized national standing designated from time to time by the Issuers to provide limited assurance on the Company’s Scope 1 Emissions and Scope 2 Emissions and/or Scope 3 Emissions.

“Securityholder,” “Holder,” “registered holder,” or other similar term, means the Person or Persons in whose name or names a particular Offered Security shall be registered on the books of the Issuers kept for that purpose in accordance with the terms of the Indenture.

“SPT Observation Date” means September 30, 2025.

“Sustainability Performance Targets” means the Scope 1 and Scope 2 Emissions Sustainability Performance Target and the Scope 3 Emissions Sustainability Performance Target.

Section 1.02 Terms of Offered Securities. The following terms relate to the Offered Securities:

(1) The Offered Securities constitute a single series of securities having the title “2.000% Sustainability-Linked Senior Notes due 2031”.

(2) The initial aggregate principal amount of the Offered Securities that may be authenticated and delivered under the Indenture (except for Offered Securities authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Offered Securities pursuant to Section 2.05, 2.06, 2.07, 2.11 or 3.03 of the Base Indenture) is $500,000,000.

(3) The entire Outstanding principal of the Offered Securities shall be payable on September 16, 2031.

(4) The Offered Securities will initially bear interest at a rate of 2.000% per annum (the “Initial Interest Rate”), subject to adjustment as described in Section 1.02(6) of this Seventh Supplemental Indenture. The basis upon which interest shall be calculated will be that of a 360-day year consisting of twelve 30-day months.

(5) Interest on the Offered Securities shall accrue from September 16, 2021, or, if later, the most recent Interest Payment Date to which interest in respect of the Offered Securities has been paid or provided for. The Interest Payment Dates for the Offered Securities shall be March 16 and September 16 of each year, beginning on March 16, 2022. Interest in respect of the Offered Securities shall be payable semi-annually in arrears on each applicable Interest Payment Date to the applicable Holders of record at the close of business on the March 2 and September 2, as the case may be, next preceding such Interest Payment Date (the “regular record dates”).

(6) From and including March 16, 2026 (or if such day is not a Business Day, the next succeeding Business Day) (the “Interest Rate Step Up Date”), the interest rate payable on the Offered Securities shall be increased from the Initial Interest Rate by, in aggregate, (i) an additional 12.5 basis points per annum unless the Issuers have notified the Trustee in writing on or before the date that is 15 days prior to the Interest Rate Step Up Date (the “Notification Date”) in the form of an Officer’s Certificate (the “Scope 1 and Scope 2 Emissions Satisfaction Notification”) certifying that such officers have determined that the Issuers have satisfied the Scope 1 and Scope 2 Emissions Sustainability Performance Target and received a related assurance letter from the External Verifier (an “Assurance Letter”) and (ii) an additional 12.5 basis points per annum unless the Issuers have notified the Trustee in writing on or before the Notification Date in the form of an Officer’s Certificate (the “Scope 3 Emissions Satisfaction Notification”) certifying that such officers have determined that the Issuers have satisfied the Scope 3 Emissions Sustainability Performance Target and received a related Assurance Letter from the External Verifier. For the avoidance of doubt, if the Issuers have provided the Trustee with the applicable Satisfaction Notification for each of the two Sustainability Performance Targets on or prior to the Notification Date, then the interest rate payable on the Offered Securities shall not increase from the Initial Interest Rate pursuant to this paragraph. The interest rate applicable to the Offered Securities will only be adjusted on the Notification Date based upon the satisfaction or non-satisfaction of a Sustainability Performance Target on or prior to the Notification Date. Any satisfaction of a Sustainability Performance Target subsequent to the Notification Date or cessation of satisfaction, or any failure to satisfy a Sustainability Performance Target subsequent to the Notification Date will not result in an adjustment to the interest rate payable on the Offered Securities.

(7) [Reserved].

(8) Prior to June 16, 2031 (the “Par Call Date”), the Issuers may, at their option, redeem the Offered Securities, in whole at any time or in part from time to time, at a redemption price equal to the greater of:

(i) 100% of the principal amount of the Offered Securities to be redeemed and

(ii) as determined by the Quotation Agent and delivered to the Trustee in writing, the sum of the present values of the remaining scheduled payments of principal and interest thereon that would be due if the Offered Securities matured on the Par Call Date (exclusive of interest accrued to the redemption date) (calculated at the Initial Interest Rate until the Interest Rate Step Up Date, at which point, the interest rate shall be deemed to be the interest rate after giving effect to any applicable adjustment pursuant to Section 1.02(6) of this Seventh Supplemental Indenture), discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Redemption Treasury Rate plus 15 basis points, plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant Interest Payment Date).

On or after the Par Call Date, the Issuers may, at their option, redeem the Offered Securities, in whole at any time or in part from time to time, at a redemption price equal to 100% of the principal amount of the Offered Securities to be redeemed, plus accrued and unpaid interest, if any, thereon to, but excluding, the redemption date (subject to the right of Holders of record on the relevant regular record date to receive interest due on the relevant Interest Payment Date).

In addition, the Offered Securities may be redeemed pursuant to Section 1.02(27) of this Seventh Supplemental Indenture (which supersedes and replaces Article XIV of the Base Indenture which shall not apply to the Offered Securities).

(9) Except as provided in Section 1.02(17) of this Seventh Supplemental Indenture (which supersedes and replaces Section 4.08 of the Base Indenture which shall not apply to the Offered Securities), the Offered Securities shall not be subject to redemption, repurchase or repayment at the option of any Holder thereof, upon the occurrence of any particular circumstance or otherwise. The Offered Securities will not have the benefit of any sinking fund.

(10) The Offered Securities shall be substantially in the form attached hereto as Exhibit A, the terms of which are herein incorporated by reference.

(11) The Offered Securities will be issued in registered form without interest coupons and only in denominations of $2,000 and whole multiples of $1,000 in excess thereof.

(12) All payments of interest and principal, including payments made upon any redemption or repurchase of the Offered Securities, will be payable in Dollars.

(13) [Reserved].

(14) [Reserved].

(15) The Offered Securities shall be issuable in whole in the registered form of one or more Global Securities, and DTC shall be the initial Depositary.

(16) The Offered Securities will not be convertible into or exchangeable for other Securities, common shares or other securities of the Issuers.

(17) Solely with respect to the application of such provisions to the Offered Securities, Sections 4.01, 4.02, 4.03, 4.04, 4.05 and 4.08 of the Base Indenture are hereby replaced and superseded by the following provisions:

Section 4.01 Payment of Principal, Premium and Interest.

The Issuers will duly and punctually pay or cause to be paid the principal of, premium, if any, and interest on the Offered Securities at the time and place and in the manner provided herein and established with respect to such Offered Securities.

Section 4.02 Maintenance of Office or Agency.

So long as the Offered Securities remain Outstanding, the Issuers will maintain an office or agency where the Offered Securities may be presented or surrendered for payment, where the Offered Securities may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Issuers in respect of the Offered Securities and this Indenture may be given or served. Such designation will continue with respect to each office or agency until the Issuers, by written notice signed by any Officer of each of the Issuers and delivered to the Trustee, shall designate some other office or agency for such purposes or any of them. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and the Issuers hereby appoint the Trustee as its agent to receive all presentations, surrenders, notices and demands. The Issuers initially designate the office of U.S. Bank National Association, acting as the Issuers’ agent, located at [1555 North RiverCenter Drive, Suite 203, Milwaukee, WI 53212,] as the office to be maintained by it for each such purpose.

Section 4.03 Paying Agents, Transfer Agent and Security Registrar.

(a) The Issuers will maintain one or more paying agents for the Offered Securities.

(b) In addition the Issuers will maintain a transfer agent and a registrar (the “Security Registrar”) for the Offered Securities. The Security Registrar will maintain the Security Register, and together with the transfer agent, will make payments on and facilitate transfers of the Offered Securities on behalf of the Issuers.

(c) The Issuers may enter into an appropriate agency agreement with any paying agent, Security Registrar or transfer agent. Such agreement shall implement the provisions of this Indenture that relate to such Agent. The Issuers shall notify the Trustee of the name and address of any such Agent. The Issuers may remove any paying agent, Security Registrar or transfer agent, as applicable, upon written notice to such paying agent, Security Registrar or transfer agent, as applicable, and to the Trustee; provided, however, that no such removal shall become effective until, if applicable, acceptance of an appointment by a successor as evidenced by an appropriate agreement entered into by the Issuers and such successor paying agent, Security Registrar or transfer agent, as the case may be, and delivered to the Trustee.

(d) The Issuers may change or appoint any paying agent, Security Registrar or transfer agent with respect to the Securities of a series without prior notice to the Holders of the Securities of such series. The Issuers or any of the Issuers’ Subsidiaries may act as paying agent, transfer agent or Security Registrar in respect of the Offered Securities.

(e) The Issuers hereby initially appoint the Trustee as paying agent with respect to the Offered Securities. The Trustee hereby accepts such appointment and the Issuers confirm that such initial appointment is acceptable to them. The Issuers hereby initially appoint the Trustee as Security Registrar and transfer agent with respect to the Offered Securities. The obligations of the paying agent, transfer agent and Security Registrar shall be several and not joint.

(f) The Issuers shall require each paying agent (other than an Issuer) to agree in writing that the paying agent will hold for the benefit of Holders of Offered Securities or the Trustee all money held by the paying agent for the payment of principal of, premium, if any, on, interest on, or Additional Amounts, if any, on such Offered Securities, and will notify the Trustee of any default by the Issuers in making any such payment. Money held by the paying agent need not be segregated, except as required by law, and in no event shall the paying agent be liable for interest on any money received by it hereunder. If either of the Issuers or a Subsidiary of the Issuers acts as paying agent, it shall segregate and hold in a separate fund for the benefit of the Holders all money held by it as paying agent.

(g) The Issuers will make payments of any amounts owing in respect of any Global Securities (including principal, premium, if any, interest and any Additional Amounts) to the applicable paying agent, and such paying agent will, in turn, make such payments to the applicable Depositary or its nominee, as the case may be (subject to such paying agent having received cleared funds sufficient to make such payments), as the sole registered owner and the sole Holder of the Offered Securities represented by a Global Security for all purposes under this Indenture. The applicable Depositary will distribute such payments to Participants in accordance with the Applicable Procedures. Payments on all Offered Securities other than Global Securities will be made by the Issuers to the applicable paying agent and such paying agent will make payment by check to the address provided by the Holder of such Offered Securities (or by wire transfer to those Holders that have provided wire instructions to the Issuers or the applicable paying agent).

Section 4.04 Statement by Officers as to Default.

The Issuers will furnish to the Trustee on or before 120 days after the end of each fiscal year an Officer’s Certificate stating that in the course of the performance by the signers of their duties as Officers of the Issuers, they would normally have knowledge of any Default by the Issuers in the performance or fulfillment or observance of any covenants or agreements contained in this Indenture during the preceding fiscal year, stating whether or not they have knowledge of any such Default and, if so, specifying each such Default of which the signers have knowledge and the nature thereof. The Officer’s Certificate need not comply with Section 13.06 of the Base Indenture.

Section 4.05 Appointment to Fill Vacancy in Office of Trustee.

The Issuers, whenever necessary to avoid or to fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.10 of the Base Indenture, a Trustee, so that there shall be at all times a Trustee hereunder.

Section 4.08 Offer to Repurchase Upon Change of Control Triggering Event.

Upon the occurrence of a Change of Control Triggering Event, unless the Issuers have exercised their right to redeem the Offered Securities as described under Section 1.02(8) of this Seventh Supplemental Indenture, each Holder of Offered Securities will have the right to require the Issuers to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Offered Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant Interest Payment Date) (the “Change of Control Payment”). If the Change of Control Payment Date falls on a day that is not a Business Day, the related payment of the Change of Control Payment will be made on the next Business Day as if it were made on the date such payment was due, and no interest will accrue on the amounts so payable for the period from and after such date to the next Business Day.

Within 30 days following the date upon which the Change of Control Triggering Event occurs or, at the Issuers’ option, prior to and conditioned on the occurrence of, any Change of Control, but after the public announcement of the pending Change of Control, the Issuers will be required to send, by first class mail, or deliver electronically if the Offered Securities are held by any Depositary, a notice to each Holder of Offered Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed or delivered electronically (or, in the case of a notice mailed or delivered electronically prior to the date of consummation of a Change of Control, no earlier than the date of the occurrence of the Change of Control), other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed or delivered electronically prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Offered Securities properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the applicable paying agent an amount equal to the Change of Control Payment in respect of all Offered Securities properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Offered Securities properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Offered Securities being repurchased.

The Issuers will not be required to make a Change of Control Offer with respect to the Offered Securities if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuers and such third party purchases all the Offered Securities properly tendered and not withdrawn under its offer. In addition, the Issuers will not repurchase Offered Securities if there has occurred and is continuing on the Change of Control Payment Date an Event of Default in respect of the Offered Securities, other than a Default in the payment of the Change of Control Payment on the Change of Control Payment Date.

The Issuers must comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Offered Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Offered Securities, the Issuers will be required to comply with those securities laws and regulations and will not be deemed to have breached their obligations under this Section 4.08 with respect to the Offered Securities by virtue of any such conflict.

(18) Solely with respect to the application of such provisions to the Offered Securities, Section 6.01 of the Base Indenture is hereby amended as follows:

(i) any reference to the “Company” is hereby amended to refer instead to the “Issuers”; and

(ii) the reference to “$200,000,000” in Section 6.01(4) of the Base Indenture is amended to refer instead to “$300,000,000.”

(19) [Reserved].

(20) Upon the Issuers’ request, each Holder and beneficial owner shall provide a properly completed and executed IRS Form W-9 or IRS Form W-8, as applicable, as would have been applicable if the Issuers were incorporated in the United States of America, any State thereof or the District of Columbia.

(21) As modified by this Seventh Supplemental Indenture, the Offered Securities may be defeased in accordance with the provisions of Section 11.03 of the Base Indenture and the Indenture shall cease to be of further effect with respect to the Offered Securities in accordance with the provisions of Section 11.02 of the Base Indenture. Solely with respect to the application of such provisions to the Offered Securities, Section 11.03 of the Base Indenture is hereby amended as follows:

(i) the reference to “Section 6.01(a)(4)” is amended to refer instead to “Section 6.01(a)(3)”;

(ii) any reference to the “Company” is hereby amended to refer instead to the “Issuers”; and

(iii) Section 11.03(c)(4) of the Base Indenture is hereby replaced and superseded by the following provision:

(4) the Issuers shall have delivered to the Trustee an Opinion of Counsel (which, in the case of a defeasance, must be based on a change in law or a ruling received from the U.S. Internal Revenue Service) to the effect that the beneficial owners of the Securities of such series will not recognize income, gain or loss for United States Federal income tax purposes as a result of the Issuers’ exercise of either option under this Section 11.03 and will be subject to United States Federal income tax in the same amount and in the same manner and at the same times as would have been the case if such election had not been exercised; and

(22) [Reserved].

(23) The Offered Securities will be issued as Unrestricted Securities.

(24) No Offered Securities shall be issued with guarantees.

(25) Solely with respect to the application of such provisions to the Offered Securities, the following sections of the Base Indenture are hereby amended as follows:

(i) any reference to the “Company” in the following sections or articles, as applicable, of the Base Indenture, to the extent applicable to the Offered Securities, is hereby amended to refer instead to the “Issuers”: Sections 2.02 through 2.15, 3.01 through 3.06, 5.01, 5.02, 5.04 and 6.02 through 6.08, and Articles VII, VIII, IX, XI, XII and XIII;

(ii) all references to “30 days” and “45 days” in Section 3.02 of the Base Indenture are amended to refer instead to “10 days”;

(iii) Sections 9.01(b), 9.01(c) and 9.01(i) of the Base Indenture are hereby replaced and superseded by the following provisions:

(b) to add an additional obligor on the Offered Securities or to add a guarantor of any Offered Securities, or to evidence the succession of another Person to the Company or the Co-Issuer or any additional obligor or guarantor of the Offered Securities, or successive successions, and the assumption by any Successor Company or Successor Co-Issuer of the covenants, agreements and obligations of such Company, Co-Issuer or such obligor or guarantor, as the case may be, pursuant to Article X;

(c) to provide for uncertificated Securities in addition to or in place of certificated Securities (provided, that the uncertificated Securities are issued in registered form for purposes of Section 163(f) of the Code);

(i) to provide for the issuance of and establish the form and terms and conditions of the Offered Securities as provided in Section 2.01 of the Base Indenture, to provide which, if any, of the covenants of the Company shall apply to such series, to provide which of the Events of Default shall apply to such series, to add a co-issuer, to name one or more guarantors and provide for guarantees of such series, to provide for the terms and conditions upon which the guarantee by any guarantor of such series may be released or terminated, or to define the rights of the Holders of Offered Securities;

(iv) The following provision is added as Section 9.02(viii):

(viii) reduce the obligation to pay Additional Amounts or indemnity amounts for Taxes;

(26) Solely with respect to the application of such provisions to the Offered Securities, Sections 10.01 and 10.02 of the Base Indenture are hereby replaced and superseded by the following provisions:

Section 10.01 Consolidation, Merger and Sale of Assets.

The Company will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of the Company’s assets in one or a series of related transactions to, any Person, unless:

(a) the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, limited liability company, public limited company, limited partnership or other entity organized and existing under the laws of (u) the United States of America, any State thereof or the District of Columbia, (v) Ireland, (w) England and Wales, (x) Jersey, (y) any member state of the European Union as in effect on the date the Offered Securities are first issued or (z) Switzerland; provided that the Successor Company (if not the Company) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Offered Securities and this Indenture;

(b) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(c) the Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the foregoing, (A) any conveyance, transfer or lease of assets between or among the Company and its Subsidiaries, including the Co-Issuer, shall not be prohibited hereunder, and (B) the Company may, directly or indirectly, consolidate with or merge with or into an Affiliate incorporated solely for the purpose of reincorporating the Company in another jurisdiction within the United States of America, any State thereof or the District of Columbia, Ireland, England and Wales, Jersey, any member state of the European Union as in effect on the date the Offered Securities are first issued or Switzerland to realize tax or other benefits.

The Co-Issuer will not, directly or indirectly, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of the Co-Issuer’s assets in one or a series of related transactions to, any Person, unless:

(a) the resulting, surviving or transferee Person (the “Successor Co-Issuer”) will be a corporation, limited liability company, public limited company, limited partnership or other entity organized and existing under the laws of (u) the United States of America, any State thereof or the District of Columbia, (v) Ireland, (w) England and Wales, (x) Jersey, (y) any member state of the European Union as in effect on the date the Offered Securities are first issued or (z) Switzerland; provided that the Successor Co-Issuer (if not the Co-Issuer) will expressly assume, by a supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Co-Issuer under the Offered Securities and this Indenture;

(b) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Co-Issuer or any Restricted Subsidiary as a result of such transaction as having been incurred by the Successor Co-Issuer or such Restricted Subsidiary at the time of such transaction), no Default shall have occurred and be continuing; and

(c) the Co-Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture.

Notwithstanding the foregoing, the Co-Issuer may, directly or indirectly, consolidate with or merge with or into an Affiliate incorporated solely for the purpose of reincorporating the Co-Issuer in another jurisdiction within the United States of America, any State thereof or the District of Columbia, Ireland, England and Wales, Jersey, any member state of the European Union as in effect on the date the Offered Securities are first issued or Switzerland to realize tax or other benefits.

Section 10.02 Successor Company or Successor Co-Issuer Substituted.

Upon any consolidation or merger, or any conveyance, transfer or lease of all or substantially all of the assets of the Company or the Co-Issuer, as applicable, in accordance with Section 10.01, the Successor Company or Successor Co-Issuer, as applicable, will succeed to, and be substituted for, and may exercise every right and power of, the Company or the Co-Issuer hereunder, as applicable, and the predecessor issuer or Co-Issuer, as applicable, other than in the case of a lease, will be automatically released from all obligations under the Offered Securities and this Indenture, including, without limitation, the obligation to pay the principal of and interest on the Offered Securities.

(27) Solely with respect to the application of such provisions to the Offered Securities, Article XIV of the Base Indenture is hereby replaced and superseded by the following provisions:

ARTICLE XIV.

ADDITIONAL AMOUNTS; CERTAIN TAX PROVISIONS

Section 14.01 Redemption Upon Changes in Withholding Taxes.

Either or both of the Issuers may redeem all, but not less than all, of the Offered Securities under the following conditions:

(i) if there is an amendment to, or change in, the laws or regulations of a Relevant Taxing Jurisdiction (as defined below) or any change in the written application or official written interpretation of such laws, including any action taken by, or a change in published administrative practice of, a taxing authority or a holding by a court of competent jurisdiction, regardless of whether such action, change or holding is with respect to either or both of the Issuers, which amendment or change is announced and becomes effective on or after the date of issuance of the Offered Securities (or, in the case of any Relevant Taxing Jurisdiction that becomes a Relevant Taxing Jurisdiction after such date of issuance, after such later date);

(ii) as a result of such amendment or change, either or both of the Issuers become, or there is a material probability that either or both of the Issuers will become obligated to pay Additional Amounts (as defined below) on the next payment date with respect to the Offered Securities, and such Issuer cannot avoid any such payment obligation by taking reasonable measures available (including having the other Issuer make payments on the Offered Securities if such action would be reasonable);

(iii) the relevant Issuer delivers to the Trustee a written opinion of independent tax counsel to such Issuer (or Issuers) of recognized standing to the effect that such Issuer (or Issuers) has become, or there is a material probability that it will become, obligated to pay Additional Amounts as a result of a change, amendment, official interpretation or application described in the foregoing clauses (i) and (ii); in addition, before the Issuer mails notice of redemption of the Offered Securities as described below, it will deliver to the Trustee an Officer’s Certificate to the effect that the obligation to pay Additional Amounts cannot be avoided by such Issuer or cannot avoid any such payment obligation by taking reasonable measures available (including having the other Issuer make payments on the Offered Securities if such action would be reasonable); and

(iv) following the delivery of the opinion described in the foregoing clause (iii), the relevant Issuer (or Issuers) provides notice of redemption for the Offered Securities not less than 10 days, but not more than 90 days, prior to the redemption date. The notice of redemption cannot be given more than 90 days before the earliest date on which the Issuer (or Issuers) would be otherwise required to pay Additional Amounts, and the obligation to pay Additional Amounts must still be in effect when the notice is given.

Upon the occurrence of each of clauses (i), (ii), (iii) and (iv) above, the relevant Issuer (or Issuers) may redeem the Offered Securities at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest, if any, thereon to, but excluding, the redemption date and all Additional Amounts (if any) then due and that will become due on such redemption date as a result of the redemption or otherwise (subject to the right of Holders of record on the relevant record date to receive interest due on an interest payment date that is prior to the redemption date and Additional Amounts (if any) in respect thereof).

The provisions of this Section 14.01 shall apply mutatis mutandis to any Successor Company to the Company or Successor Co-Issuer to the Co-Issuer, as applicable.

Section 14.02 Payment of Additional Amounts.

All payments in respect of the Offered Securities will be made by (or on behalf of) the Issuers free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, levies, imposts, assessments or governmental charges of whatever nature (including, without limitation, penalties and interest and other similar liabilities related thereto) (“Taxes”), unless the withholding or deduction of such Taxes is required by law.

In the event that the Issuers are required to withhold or deduct any amount for or on account of any Taxes imposed or levied by or on behalf of Ireland, Luxembourg or any other jurisdiction (other than the United States of America) in which either of the Issuers is incorporated, resident or doing business for tax purposes or from or through which payments by or on behalf of the Issuers are made, or any political subdivision or any authority thereof or therein (each, but not including the United States of America or any political subdivision or any authority thereof or therein, a “Relevant Taxing Jurisdiction”) from any payment made under or with respect to any Offered Security (including, without limitation, payments of principal, redemption price, purchase price, interest or premium), the Issuers will pay such additional amounts (“Additional Amounts”) so that the net amount received by each holder or beneficial owner of Offered Securities (including Additional Amounts) after such withholding or deduction will equal the amount that such holder or beneficial owner would have received if such Taxes had not been required to be withheld or deducted.

Additional Amounts will not be payable with respect to a payment made to a Holder of Offered Securities or a holder of beneficial interests in Global Securities where such Holder or holder of beneficial interests is subject to taxation on such payment by the Relevant Taxing Jurisdiction for or on account of

(a) any Taxes that are imposed or withheld solely because such Holder or holder of beneficial interests or a fiduciary, settlor, beneficiary, or member of such Holder or holder if such Person is an estate, trust, partnership, limited liability company or other fiscally transparent entity, or a Person holding a power over an estate or trust administered by a fiduciary holder:

(1) is or was present or engaged in, or is or was treated as present or engaged in, a trade or business in the Relevant Taxing Jurisdiction or has or had a permanent establishment or other taxable presence in the Relevant Taxing Jurisdiction;

(2) has or had any present or former connection (other than the mere fact of ownership of such Offered Securities) with the Relevant Taxing Jurisdiction, including being or having been a national citizen or resident thereof, being treated as being or having been a resident thereof or being or having been physically present therein;

(b) any estate, inheritance, gift, transfer, personal property or similar Taxes imposed with respect to the Offered Securities;

(c) any Taxes imposed solely as a result of the presentation of such Offered Securities, where presentation is required, for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever is later, except to the extent that the beneficiary or Holder thereof would have been entitled to the payment of Additional Amounts had such Securities been presented for payment on any date during such 30-day period;

(d) any Taxes imposed or withheld solely as a result of the failure of such holder or beneficial owner to comply with any written request, made to the holder or a beneficial owner in writing at least 30 days before any such withholding or deduction would be payable, by an Issuer, broker or other withholding agent, to provide timely or accurate applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection of the holder or beneficial owner (to the extent such holder or beneficial owner is legally eligible to do so) with the Relevant Taxing Jurisdiction, if such compliance is required by statute or regulation of the Relevant Taxing Jurisdiction as a precondition to relief or exemption from such Taxes;

(e) any Taxes that are payable by any method other than withholding or deduction by the Issuers or any paying agent from payments in respect of such Securities;

(f) [reserved];

(g) any withholding or deduction required pursuant to sections 1471 through 1474 of the Code as of the issue date (or any amended or successor provisions of such sections that is substantively comparable and not materially more onerous to comply with), any regulations or agreements entered into pursuant to Section 1471(b) of the Code, official interpretations thereof or any law implemented pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing; or

(h) any combination of Section 14.02(a), (b), (c), (d), (e) and (g).

Additional Amounts also will not be payable for any Taxes that were imposed with respect to any payment on an Offered Security to any holder who is a fiduciary or partnership or person other than the sole beneficial owner of such payment to the extent that no Additional Amounts would have been payable had the beneficial owner of the applicable Offered Security been the holder of such Offered Security.

The Issuers also: (i) will make such withholding or deduction of Taxes; (ii) will remit the full amount of Taxes so deducted or withheld to the relevant tax authority in accordance with all applicable laws; (iii) will use their commercially reasonable efforts to obtain from each relevant tax authority imposing such Taxes certified copies of tax receipts evidencing the payment of any Taxes so deducted or withheld; and (iv) upon request, will make available to the Holders of the Offered Securities, within 90 days after the date the payment of any Taxes deducted or withheld is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by the Issuers (unless, notwithstanding the Issuers’ efforts to obtain such receipts, the same are not obtainable, in which case the Issuers will provide other evidence of payments by Issuers).

At least 30 days prior to each date on which any payment under or with respect to the Offered Securities is due and payable, if the Issuers will be obligated to pay Additional Amounts with respect to such payment, the Issuers will deliver to the Trustee an Officer’s Certificate stating the fact that such Additional Amounts will be payable, the amounts so payable and such other information as is necessary to enable the Trustee to pay such Additional Amounts to Holders of such Offered Securities on the payment date.

In addition, the Issuers will pay for any present or future stamp, issue, registration, property, excise, transfer, court or documentary or other similar Taxes and duties, including interest, penalties and Additional Amounts with respect thereto, payable in a Relevant Taxing Jurisdiction in respect of the creation, execution, issue, offering, enforcement, redemption or retirement of the Offered Securities or any other document or instrument referred to therein, or the receipt of any payments with respect thereto.

The provisions of this Article XIV shall survive any termination or the discharge of this Indenture and shall apply mutatis mutandis to any Successor Company or Successor Co-Issuer.

Whenever in this Indenture or any Offered Securities there is mentioned, in any context, the payment of principal, premium, if any, redemption price, repurchase price, interest or any other amount payable under or with respect to any Offered Securities, such mention shall be deemed to include the payment of Additional Amounts to the extent payable in the particular context.

(28) The additional provisions set forth below shall be applicable to the Offered Securities:

(a) Claims against the Issuers for the payment of principal or Additional Amounts, if any, of the Offered Securities will be prescribed ten years after the applicable due date for payment thereof. Claims against the Issuers for the payment of interest, if any, of the Offered Securities will be prescribed five years after the applicable due date for payment of interest.

(b) For the avoidance of doubt, articles 470-1 to 470-19 of the Luxembourg law of 10 August 1915 relating to commercial companies, as amended, do not apply to the Offered Securities.

ARTICLE II.

MISCELLANEOUS

Section 2.01 Confirmation of Indenture. The Base Indenture, as supplemented, amended and superseded by this Seventh Supplemental Indenture, as applicable, is in all respects ratified and confirmed, and the Base Indenture, this Seventh Supplemental Indenture and all indentures supplemental thereto in respect of the Offered Securities shall be read, taken and construed as one and the same instrument.

Section 2.02 Concerning the Trustee. In carrying out the Trustee’s responsibilities hereunder, the Trustee shall have all of the rights, protections and immunities which it possesses under the Indenture. The recitals contained herein and in the Offered Securities, except the certificate of authentication, shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Seventh Supplemental Indenture or of the Offered Securities. The Trustee shall not be accountable for the use or application by the Company of the Offered Securities or the proceeds thereof. The Co-Issuer hereby affirms, and the Company hereby reaffirms, their respective obligations under the Base Indenture to indemnify and hold harmless the Trustee as required under Article 7 of the Base Indenture, including under Section 7.06 of the Base Indenture. This indemnity shall survive the final payment in full of the Offered Securities and the resignation or removal of the Trustee solely to the extent expressly provided in Article 7 of the Base Indenture.

Section 2.03 Governing Law. This Seventh Supplemental Indenture and the Offered Securities shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

Section 2.04 Separability. In case any provision in this Seventh Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.05 Counterparts. This Seventh Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 2.06 No Benefit. Nothing in this Seventh Supplemental Indenture, express or implied, shall give to any Person other than the parties hereto and their successors or assigns, and the Holders of the Offered Securities, any benefit or legal or equitable rights, remedy or claim under this Seventh Supplemental Indenture or the Base Indenture.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed all as of the day and year first above written.

JOHNSON CONTROLS INTERNATIONAL PLC

By:	/s/ Marc Vandiepenbeeck
Name:	Marc Vandiepenbeeck
Title:	Vice President and Corporate Treasurer

TYCO FIRE & SECURITY FINANCE S.C.A

By:	/s/ Richard Dancy
Name:	Richard Dancy
Title:	Manager

[Signature Page to Seventh Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Yvonne Siira
Name:	Yvonne Siira
Title:	Vice President

[Signature Page to Seventh Supplemental Indenture]

EXHIBIT A

FORM OF 2.000% SUSTAINABILITY-LINKED SENIOR NOTES DUE 2031

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE (AS DEFINED HEREIN) GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE HOLDERS OF BENEFICIAL INTERESTS HEREIN, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE ANY SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.05(C) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR TO ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF ANY ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY (AND ANY PAYMENT IS MADE TO SUCH ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITARY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF HAS AN INTEREST HEREIN.

2.000% SUSTAINABILITY-LINKED SENIOR NOTES DUE 2031

No. [ ]	$[ ]

ISIN No. US47837RAD26

CUSIP. 47837R AD2

JOHNSON CONTROLS INTERNATIONAL PLC

TYCO FIRE & SECURITY FINANCE S.C.A.

promises to pay to [CEDE & CO.] [ ] or registered assigns, the principal sum of [ ] Dollars, or such other sum as is set forth in the Schedule of Increases or Decreases of the Global Security attached hereto, on September 16, 2031.

Interest Payment Dates: March 16 and September 16 of each year

Regular Record Dates: March 2 and September 2 of each year

Each Holder of this Note (as defined below), by accepting the same, agrees to and shall be bound by the provisions hereof and of the Indenture described herein, and authorizes and directs the Trustee described herein on such Holder’s behalf to be bound by such provisions. Each Holder of this Note hereby waives all notice of the acceptance of the provisions contained herein and in the Indenture and waives reliance by such Holder upon said provisions.

This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose unless the Certificate of Authentication hereon shall have been duly executed by the Trustee or Authenticating Agent by manual or facsimile signature of an authorized signatory. The provisions of this Note are continued on the reverse side hereof, and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Issuers have caused this instrument to be signed in accordance with Section 2.04 of the Indenture.

Date: September 16, 2021

JOHNSON CONTROLS INTERNATIONAL PLC

Name:
Title:

Name:
Title:

TYCO FIRE & SECURITY FINANCE S.C.A.

Name:
Title:

Name:
Title:

CERTIFICATE OF AUTHENTICATION

This is one of the Securities referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated:

JOHNSON CONTROLS INTERNATIONAL PLC

TYCO FIRE & SECURITY FINANCE S.C.A.

2.000% Sustainability-Linked Senior Notes due 2031

This security is one of a duly authorized series of debt securities of Johnson Controls International plc, a public company limited by shares, incorporated under the laws of Ireland (the “Company”), and Tyco Fire & Security Finance S.C.A., a corporate partnership limited by shares (société en commandite par actions) incorporated and organized under the laws of the Grand Duchy of Luxembourg (the “Co-Issuer” and, together with the Company, the “Issuers”), issued or to be issued in one or more series under and pursuant to an Indenture, dated as of December 28, 2016 (the “Base Indenture”), duly executed and delivered by and among the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the Seventh Supplemental Indenture, dated as of September 16, 2021 (the “Seventh Supplemental Indenture” and, the Base Indenture as so supplemented, the “Indenture”), by and among the Company, the Co-Issuer and the Trustee. By the terms of the Base Indenture, the Securities issuable thereunder are issuable in series that may vary as to amount, date of maturity, rate of interest and in other respects as provided in the Base Indenture. This Security is one of the series designated on the face hereof (individually, a “Note,” and collectively, the “Notes”), and reference is hereby made to the Indenture for a description of the rights, limitations of rights, obligations, duties and immunities of the Trustee, the Issuers and the Holders of the Notes (the “Noteholders”). Capitalized terms used herein and not otherwise defined shall have the meanings given them in the Base Indenture or the Seventh Supplemental Indenture, as applicable.

1. Interest. The Issuers promise to pay interest on the principal amount of this Note at an annual rate of 2.000% (the “Initial Interest Rate”), subject to adjustment as described in the paragraph immediately below. The Issuers will pay interest semi-annually on March 16 and September 16 of each year (each such day, an “Interest Payment Date”). If any Interest Payment Date, redemption date or maturity date of this Note is not a Business Day, then payment of principal, premium, if any, or interest shall be made on the next Business Day with the same force and effect as if made on the nominal date such payment was due, and no interest shall accrue for the period after such nominal date to the date of such payment on the next Business Day. Interest on the Notes will accrue from the most recent date to which interest has been paid or duly provided for (or September 16, 2021, if no interest has been paid). Interest on the Notes will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

From and including March 16, 2026 (or if such day is not a Business Day, the next succeeding Business Day) (the “Interest Rate Step Up Date”), the interest rate payable on the Notes shall be increased from the Initial Interest Rate by, in aggregate, (i) an additional 12.5 basis points per annum unless the Issuers have notified the Trustee in writing on or before the date that is 15 days prior to the Interest Rate Step Up Date (the “Notification Date”) in the form of an Officer’s Certificate (the “Scope 1 and Scope 2 Emissions Satisfaction Notification”) certifying that such officers have determined that the Issuers have satisfied the Scope 1 and Scope 2 Emissions Sustainability Performance Target and received a related assurance letter from the External Verifier (an “Assurance Letter”) and (ii) an additional 12.5 basis points per annum unless the Issuers have notified the Trustee in writing on or before the Notification Date in the form of an Officer’s Certificate (the “Scope 3 Emissions Satisfaction Notification”) certifying that such officers have determined that the Issuers have satisfied the Scope 3 Emissions Sustainability Performance Target and received a related Assurance Letter from the External Verifier. For the avoidance of doubt, if the Issuers have provided the Trustee with the applicable Satisfaction Notification for each of the two Sustainability Performance Targets on or prior to the Notification Date, then the interest rate payable on the Notes shall not increase from the Initial Interest Rate pursuant to this paragraph. The interest rate applicable to the Notes will only be adjusted on the Notification Date based upon the satisfaction or non-satisfaction of a Sustainability Performance Target on or prior to the Notification Date. Any satisfaction of a Sustainability Performance Target subsequent to the Notification Date or cessation of satisfaction, or any failure to satisfy a Sustainability Performance Target subsequent to the Notification Date will not result in an adjustment to the interest rate payable on the Notes.

2. Method of Payment. The Issuers will pay the interest installment on this Note that is payable, and is punctually paid or duly provided for, on any Interest Payment Date for the Notes to the Person in whose name this Note (or one or more Predecessor Securities hereto) is registered at the close of business on the regular record date referred to on the facing page of this Note for such interest installment. In the event that this Note or a portion thereof is called for redemption and the redemption date is subsequent to a regular record date with respect to any Interest Payment Date and prior to such Interest Payment Date, interest on this Note will be paid upon presentation and surrender of this Note as provided in the Indenture. The principal of and the interest on this Note shall be payable in Dollars at the office or agency of the Issuers maintained for that purpose in accordance with the Indenture.

3. Paying Agent, Transfer Agent and Security Registrar. Initially, the Trustee will act as paying agent, transfer agent and Security Registrar. The Issuers may change or appoint any paying agent, Security Registrar or transfer agent without prior notice to any Noteholder. The Issuers or any of their subsidiaries may act as paying agent, transfer agent or Security Registrar in respect of any Notes.

4. Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (“TIA”) as in effect from time to time. The Notes are subject to all such terms, and Noteholders are referred to the Indenture and TIA for a statement of such terms. The Notes are unsecured general obligations of the Issuers and constitute the series designated on the face hereof as the “2.000% Sustainability-Linked Senior Notes due 2031”, initially limited to $500,000,000 in aggregate principal amount.

The Issuers will furnish to any Noteholder upon written request and without charge a copy of the Base Indenture and the Seventh Supplemental Indenture. Requests may be made to: Johnson Controls International plc, One Albert Quay, Cork, Ireland.

5. Optional Redemption. The Notes will be subject to redemption in accordance with the terms of Sections 1.02(8) and 1.02(27) of the Seventh Supplemental Indenture and Article III of the Base Indenture. If the giving of notice of redemption shall have been completed as provided in the Indenture, interest on such Notes or portions of Notes will cease to accrue on and after the date fixed for redemption, unless the Issuers default in the payment of the applicable redemption price and accrued interest (if any) with respect to any such Note or portion thereof. The Issuers shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

6. Change of Control Triggering Event. Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Issuers have exercised their right to redeem the Notes by giving irrevocable notice on or prior to the 30th day after the Change of Control Triggering Event in accordance with the Indenture, each Holder of the Notes will have the right to require the Issuers to purchase all or a portion (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of such Holder’s Notes pursuant to a Change of Control Offer in accordance with Section 1.02(17) of the Seventh Supplemental Indenture.

7. Denominations, Transfer, Exchange. The Notes are in registered form without interest coupons in the denominations of $2,000 or any integral multiple of $1,000 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. Subject to and in accordance with Section 2.05 of the Base Indenture, the Notes may be presented for exchange or for registration of transfer at the office of the Security Registrar or at the office of any transfer agent designated by the Issuers for such purpose.

8. Persons Deemed Owners. Prior to the due presentment for the registration of a transfer of any Note, the Issuers, the Trustee, any applicable paying agent, any transfer agent and any Security Registrar may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and interest on such Notes and for all other purposes, and neither the Issuers nor the Trustee nor any applicable paying agent, transfer agent or Security Registrar shall be affected by any notice to the contrary.

9. [Reserved].

10. [Reserved].

11. Defaults and Remedies. If an Event of Default shall have occurred and be continuing in respect of the Notes, in each and every such case, unless the principal of all the Notes shall have already become due and payable, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes then Outstanding, by notice in writing to the Issuers, and to the Trustee if given by such Noteholders, may declare the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, notwithstanding anything contained in the Indenture or in the Notes to the contrary.

12. Trustee, Paying Agent, Transfer Agent and Security Registrar May Hold Notes. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuers or any Affiliate of the Issuers with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest, it must either eliminate such conflict within 90 days, apply to the Commission for permission to continue as Trustee or resign. Any Authenticating Agent, paying agent, transfer agent or Security Registrar may do the same with like rights and duties. The Trustee must also comply with Section 7.08 of the Base Indenture.

13. No Recourse Against Others. No recourse under or upon any obligation, covenant or agreement of the Indenture, or of any Note, or for any claim based thereon or otherwise in respect hereof or thereof, shall be had against any incorporator, shareholder, officer, manager or director, past, present or future as such, of the Issuers or of any predecessor or successor Person, either directly or through the Issuers or any such predecessor or successor Person, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that the Indenture, the Notes and the obligations issued hereunder and thereunder are solely corporate obligations, and that no such personal liability whatever shall attach to, or is or shall be incurred by, the incorporators, shareholders, officers, managers or directors as such, of the Issuers or of any predecessor or successor Person, or any of them, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any of the Notes or implied therefrom; and that any and all such personal liability of every name and nature, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against, every such incorporator, shareholder, officer, manager or director as such, because of the creation of the indebtedness authorized by the Indenture, or under or by reason of the obligations, covenants or agreements contained in the Indenture or in any of the Notes or implied therefrom, are hereby expressly waived and released as a condition of, and as a consideration for, the execution of the Indenture and the issuance of the Notes.

14. Discharge of Indenture. The Indenture contains certain provisions pertaining to discharge and defeasance, which provisions shall for all purposes have the same effect as if set forth herein.

15. Authentication. This Note shall not be valid until the Trustee or Authenticating Agent signs the certificate of authentication attached to the other side of this Note.

16. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Note Identification Procedures the Issuers have caused CUSIP numbers to be printed on this Note. No representation is made as to the correctness of such numbers as printed on the Notes and reliance may be placed only on the other identification numbers placed thereon.

17. Additional Amounts. The Issuers are obligated to pay Additional Amounts on this Note to the extent provided in Section 1.02(27) of the Seventh Supplemental Indenture.

18. Abbreviations. Customary abbreviations may be used in the name of a Noteholder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

19. Governing Law. The Indenture and this Note shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would require the application of any other law.

ASSIGNMENT FORM

To assign this Note, fill in the form below: (I) or (we) assign and transfer this Note to

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                      agent to transfer this Note on the books of the Issuers. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee:

SCHEDULE OF INCREASE OR DECREASES OF THE GLOBAL SECURITY

The initial outstanding principal amount of this Global Security is $[         ]. The following increases and decreases in this Global Security have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease (or increase)	Signature of authorized officer of Registrar or Trustee